SECURITIES AND EXCHANGE COMMISSION


                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934



                                January 31, 2001
 -------------------------------------------------------------------------------
                (Date of Report, date of earliest event reported)



                               TREMONT CORPORATION
 -------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)



              Delaware               1-10126                 76-0262791
 -------------------------------------------------------------------------------
             (State or other         (Commission            (IRS Employer
              jurisdiction of        File Number)           Identification
              incorporation)                                Number)


                   1999 Broadway, Suite 4300, Denver, CO 80202
 -------------------------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)



                                 (303) 296-5600
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              (Registrant's telephone number, including area code)


                                 Not Applicable
 -------------------------------------------------------------------------------
             (Former name or address, if changed since last report)

Item 5:  Other Events

         On January 31, 2001, the Registrant issued the press release attached hereto as Exhibit 99.1 which is incorporated herein by this reference. The Press Release at Exhibit 99.1 relates to an announcement by Registrant regarding Registrant's financial results for fourth quarter 2000.

Item 7: Financial Statements, Pro Forma Financial Information and Exhibits

       (c)   Exhibits

 Item No.    Exhibit List
 --------    -------------------------------------------------------------------

 99.1        Press release dated January 31, 2001 issued by Registrant.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                               TREMONT CORPORATION
                                               (Registrant)




                                               By: /s/ Joan H. Prusse
                                               --------------------------
                                               Joan H. Prusse
                                               Assistant General Counsel
                                                 and Assistant Secretary




Date: February 1, 2001

                                                                    Exhibit 99.1
                                  PRESS RELEASE


         FOR IMMEDIATE RELEASE:                        CONTACT:

         Tremont Corporation                           Mark A. Wallace
         1999 Broadway, Suite 4300                     Vice President and
         Denver, Colorado 80202                          Chief Financial Officer
                                                      (303) 296-5615


                 TREMONT REPORTS FOURTH QUARTER AND 2000 RESULTS

         DENVER, COLORADO . . . January 31, 2001 . . . Tremont Corporation (NYSE: TRE) (the "Company") reported net income for the fourth quarter of 2000 of $4.1 million, or $.66 per diluted share, compared to a net loss of $40.5 million, or $6.34 per diluted share, for the same quarter in 1999. For the year ended December 31, 2000, the Company reported net income of $9.2 million or $1.43 per diluted share compared to a net loss of $28.2 million or $4.41 per diluted share for the year ended December 31, 1999. Tremont's fourth quarter 1999 results included a $60.8 million pretax ($38 million, or $5.95 per share, net-of-tax) impairment charge for an other than temporary decline in the market value of TIMET, an affiliate of the Company.

         The Company's equity in earnings of 39%-owned Titanium Metals Corporation ("TIMET") was a loss of $1.0 million in the fourth quarter of 2000 compared to a loss of $67.4 million in the fourth quarter of 1999. The 1999 loss included the impairment charge discussed above. TIMET reported a fourth quarter net loss of $6.4 million in 2000 compared to a net loss of $17.5 million in the fourth quarter of 1999. TIMET's fourth quarter 2000 results included a net-of-tax special income item of $1.3 million related to the termination of TIMET's 1990 agreement to sell titanium sponge to Union Titanium Sponge Corporation. TIMET's sales of $106.5 million in the fourth quarter of 2000 were slightly higher than the year-ago period. The increase resulted principally from the net effects of a 5% increase in mill product sales volume, an 11% decline in mill product selling prices (expressed in U.S. dollars using actual foreign currency exchange rates prevailing during the respective periods) and changes in product mix. In billing currencies (which exclude the effects of foreign currency translation), mill product selling prices declined about 6% from the year-ago period. Melted product (ingot and slab) sales volume increased 140% from year ago levels while selling prices declined 3%. As compared to the third quarter of 2000, mill product sales volume in the fourth quarter of 2000 increased 4%, while selling prices expressed in U.S. dollars decreased 3%. In billing currencies, mill product selling prices declined 2%. Melted product sales volume increases of 8% in the fourth quarter of 2000 as compared to the third quarter of 2000 were offset by selling price decreases of 1% and changes in product mix.

         The Company's equity in earnings of 20%-owned NL Industries, Inc. ("NL") was $7.2 million in the fourth quarter of 2000 compared to $2.4 million for the same quarter of 1999. NL reported net income of $37.3 million in the fourth quarter of 2000 compared to net income of $16.9 million for the same quarter of 1999. NL's fourth quarter of 2000 income included a $26.5 million pretax gain from an insurance settlement. Operating income of NL's titanium dioxide pigments business in the fourth quarter of 2000 increased 28% to $46.0 million compared to $35.8 million in the fourth quarter of 1999. The improved operating income is primarily due to 10% higher average selling prices in billing currencies, partially offset by 16% lower sales volume. Fourth-quarter operating income declined from the $57.5 million reported in the third quarter of 2000 primarily due to 18% lower sales volume and 1% lower production volume, partially offset by 1% higher average selling prices in billing currencies. NL's average selling prices in billing currencies during the fourth quarter of 2000 were higher in all major regions compared to the fourth quarter of 1999 with the greatest improvement being realized in the European and export markets. Compared to the third quarter of 2000, prices were 2% higher in Europe and slightly higher in export markets, while remaining flat in North America. NL's fourth-quarter 2000 production volume was 1% lower than the comparable 1999 period with operating rates near full capacity in both periods.

         The Company's equity in earnings of other joint ventures principally represents earnings from its real estate development partnership. The Company's effective tax rate in 2000 varies from the expected tax rate because the Company is not recognizing deferred tax benefits with respect to its equity in losses of TIMET. In addition, income taxes are provided on the Company's equity in earnings of NL at less than the statutory tax rate because a portion of such earnings are taxed at preferential rates to the extent the Company receives dividends from NL. The Company's 2000 results are subject to completion of an audit and the filing of its 2000 Annual Report on Form 10-K.

         Tremont, headquartered in Denver, Colorado, is principally a holding company with operations in the titanium metals business, conducted through TIMET, in the titanium dioxide pigments business, conducted through NL, and in real estate development, conducted through The Landwell Company.


                                    o o o o o

                               TREMONT CORPORATION

                       SUMMARY OF CONSOLIDATED OPERATIONS

                      (In millions, except per share data)

                                                                             Quarter Ended                        Year Ended
                                                                              December 31,                       December 31,
                                                                     -------------------------------     ---------------------------
                                                                         2000              1999              2000            1999
                                                                         ----              ----              ----            ----
Equity in earnings (loss) of:
      TIMET                                                             $ (1.0)           $ (67.4)          $  (8.6)        $ (72.0)
      NL Industries                                                        7.2                2.4              28.3            28.1
      Other                                                                 .8                (.1)              1.6              .6
                                                                     --------------    -------------     -------------    ----------
                                                                           7.0              (65.1)             21.3           (43.3)
Corporate expenses, net                                                     .1                 .6               1.9             2.7
Interest expense                                                            .3                 .3               1.2              .9
                                                                     --------------    -------------     -------------    ----------

    Income (loss) before taxes and minority interest                       6.6              (66.0)             18.2           (46.9)

Income tax expense (benefit)                                               2.2              (25.5)              8.1           (18.9)
Minority interest                                                           .2                  -                .5              .2
                                                                     --------------    -------------     -------------    ----------

      Income (loss) before extraordinary item                              4.2              (40.5)              9.6           (28.2)

Equity in extraordinary losses of TIMET and NL-
    early extinguishment of debt                                           (.1)                 -               (.4)              -
                                                                     --------------    -------------     -------------    ----------

      Net income (loss)                                                  $ 4.1             $(40.5)           $  9.2         $ (28.2)
                                                                     ==============    =============     =============    ==========
Earnings (loss) per share:
      Before extraordinary item:
         Basic                                                           $ 0.68            $ (6.34)           $ 1.54        $ (4.41)
         Diluted                                                         $ 0.66            $ (6.34)           $ 1.49        $ (4.41)
      Net income (loss):
         Basic                                                           $ 0.66            $ (6.34)           $ 1.47        $ (4.41)
         Diluted                                                         $ 0.66            $ (6.34)           $ 1.43        $ (4.41)

Weighted average shares outstanding:
      Common shares                                                        6.2                6.4               6.3             6.4
      Diluted shares                                                       6.3                6.4               6.4             6.5